Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Zac Nagle
May 29, 2012		Vice President,
Investor Relations and Communications 713-753-3625 Investors@kbr.com Marianne Gooch Director, Corporate Communications Media Relations Hotline: 713-753-2092 Mediarelations@kbr.com

KBR Announces Expected Management Changes

•            David Zimmerman appointed to Group President for Australia-Asia

•            Ivor Harrington named Group President, Services

•            Farhan Mujib appointed to Executive Vice President, Operations, succeeding

John Rose, who is retiring after 41-year career

HOUSTON – KBR (NYSE:KBR) announced today that David Zimmerman has been appointed to the new position of Group President for Australia-Asia. In this new role, David will serve as KBR’s principal executive in the region, serving as the company’s executive leader for regional corporate, political and regulatory relations, as well as supporting KBR’s Business Units in their key sales efforts and project executions. David will also have responsibility for increasing stakeholder engagement and alignment to ensure KBR’s corporate strategic initiatives are designed and executed throughout the region.

“David’s appointment reflects the strategic importance of the Australia-Asia region to KBR and represents the next step in our continuing transformation to have a more global footprint. David’s experience and his demonstrated ability to advance our interests across Australia make him uniquely qualified to assume this new role,” said Bill Utt, KBR Chairman, President and CEO.

Additionally, Ivor Harrington has joined the company as KBR’s Services Group President. Ivor brings 25 years of experience in the construction, maintenance and project management industry. Most recently, he served as Executive Vice President and Group Chief Executive Officer, Global Infrastructure for Harsco Corporation where his responsibilities included leading multinational infrastructure operations that provide engineered concrete forming, scaffolding and other access products and services to the worldwide industrial and civil works construction and plant maintenance markets.

“Ivor brings a wealth of experience to this position,” added Bill Utt. “His knowledge of the construction, maintenance and project management industry will help to further establish KBR as a leading company in the industries that we serve.”

Farhan Mujib has been appointed as Executive Vice President, Operations, succeeding John Rose, and will be based in the U.K. Farhan has been with KBR for more than 23 years and has held senior project management and general management positions with KBR’s Hydrocarbons and Infrastructure, Government & Power Business Groups. Most recently, Farhan has served as Senior Vice President for Gas Monetization – Projects. Prior to that, he was Managing Director, Singapore Operations Center and led the strategy and implementation of the Jakarta Engineering Center.

Bill Utt added, “KBR is poised for continued growth as we further expand our operations into highly competitive markets throughout the world, and Farhan’s oversight will further strengthen our global project delivery capabilities.”

Since joining KBR in April 1971, John Rose has held a variety of executive and management positions, most recently serving as Executive Vice President, Operations. Previously, John served as KBR’s Group President – Hydrocarbons.

Commenting on John’s retirement, Utt said, “John has done a tremendous job in establishing a global Operations business that underpins a major part of KBR’s long-term growth by supplying the personnel, work processes and tools needed to successfully deliver our projects around the globe. We wish him all the best in his retirement.”

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power, industrial, and commercial markets. For more information, visit www.kbr.com.

###